Exhibit 99.1

MDC Partners Inc.
Agencies by Segment

Strategic Marketing Services	Customer Relationship Management	Specialized Communication Services
Allard Johnson	Accent	Accumark Communications	Ito Partners
ACLC		Banjo	Margeotes Fertitta Powell
Colle + McVoy		Bratskeir	Northstar Research Partners
Crispin Porter + Bogusky		Bruce Mau Design	Onbrand
Fletcher Martin		Bryan Mills Group	Source Marketing
kirshenbaum bond + partners		Chinnici Direct	TargetCom
Mono Advertising		Computer Composition	Veritas
VitroRobertson		Hello Design	Yamamoto Moss Mackenzie
Zig		henderson bas
Zyman Group		IHC